Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Second Quarter 2020 Results (Unaudited) and a Quarterly Cash Dividend of $0.25 Per Share

Second Quarter 2020 Summary

•Net loss of $99.1 million, or $1.41 per diluted share
•Pre-provision net revenue ("PPNR") of $60.6 million, excluding $39.3 million of merger-related expense
•Net interest margin of 3.79% and core net interest margin of 3.59%
•Nonperforming assets represent 0.17% of total assets
•Allowance for credit losses (“ACL”) to total loans held for investment of 2.02% at June 30, 2020 excluding Small Business Administration’s Paycheck Protection Program (“PPP”) loans totaling $1.12 billion
•Loans held for investment include fair value discount of $144.5 million, or 1.03%, as of June 30, 2020
•Non-maturity deposits of $15.1 billion, or 89% of total deposits
•Noninterest bearing deposits represent 35% of total deposits
•Cost of deposits of 0.32% in the second quarter, compared with 0.48% in the prior quarter
•Closed the acquisition of Opus Bank (“Opus”) effective June 1, 2020; systems integration scheduled for first week in October 2020
•Completed an offering of subordinated notes for gross proceeds of $150 million

        Irvine, Calif., July 27, 2020 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company” or “Pacific Premier”), the holding company of Pacific Premier Bank (the “Bank”), reported a net loss of $99.1 million, or $1.41 per diluted share, for the second quarter of 2020, compared with net income of $25.7 million, or $0.43 per diluted share, for the first quarter of 2020 and net income of $38.5 million, or $0.62 per diluted share, for the second quarter of 2019. Financial results for the second quarter of 2020 reflected a current period provision for credit losses of $160.6 million, of which $84.4 million was a result of the initial establishment of the Day 1 reserves required by the current expected credit losses (“CECL”) methodology in conjunction with the closing of the Opus acquisition, and $76.2 million primarily related to the deteriorating economic forecast utilized by the Company in its CECL model. Additionally, the Company incurred merger related costs of $39.3 million with the closing of the Opus acquisition during the quarter.

The Company completed the acquisition of Opus effective June 1, 2020. The Company's financial statements for the second quarter include 30 days of Opus's operations, post-merger, which impacts the comparability of the current quarter's results to prior periods. At closing, Opus had $8.32 billion in total assets, $5.94 billion in gross loans and $6.91 billion in total deposits.
        For the three months ended June 30, 2020, the Company’s return on average assets (“ROAA”) was (2.61)%, return on average equity (“ROAE”) was (17.76)% and return on average tangible common equity (“ROATCE”) was (29.40)%, compared to 0.89%, 5.05% and 9.96%, respectively, for the first quarter of 2020 and 1.33%, 7.71% and 15.16%, respectively, for the second quarter of 2019. Total assets were $20.5 billion at June 30, 2020, compared with $12.0 billion at March 31, 2020 and $11.8 billion at June 30, 2019. A reconciliation of the non–U.S. GAAP measure of ROATCE to the U.S. GAAP measure of common stockholders' equity is set forth at the end of this press release.

Steven R. Gardner, Chairman, President and Chief Executive Officer of the Company, commented, “Our team is functioning at a high level and driving solid results. Notwithstanding the impact of the merger and COVID-19 related items, we accomplished a great deal during the second quarter.

“On June 1st, we successfully closed the acquisition of Opus, our 11th acquisition and the largest in our history. As a result, we incurred costs in connection with the new accounting standard under CECL, along with the impacts of fair value accounting. As a result, the Company's loss absorbing capacity, loan loss reserves and loan fair value discounts combined, is in excess of 3% of loans held for investment. Given our strong capital position and our expectations around the future performance of the Company, we are pleased to announce the Board's approval of a $0.25 dividend.

“During the second quarter, we initiated a well structured COVID-19 loan modification program to assist those clients that had been temporarily impacted by the pandemic. At quarter-end, we had approximately $2.25 billion, or 14.9%, of the loan portfolio under some form of temporary modification. As of July 24th, we have contacted 63% of the approximately 1,400 customers with loan modifications, and 87% have stated they intend to resume regularly scheduled payments when the modification period expires. Notably, our asset quality metrics remain strong across the spectrum of our loan portfolio.

“Despite the challenges created by the pandemic, the integration of the Pacific Premier and Opus teams is progressing well. The systems conversion will occur in early October at which time we will consolidate 20 branch offices to further drive our overall efficiencies. We are currently on pace to recognize greater cost savings from the acquisition than previously anticipated and, with the addition of key Opus personnel, our team has never been more capable."

Mr. Gardner concluded, “As we enter the second half of 2020, there remains a high level of economic uncertainty, but we are well positioned from a capital, earnings and risk perspective to take advantage of opportunities as they arise.”

FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
Financial Highlights	(Dollars in thousands, except per share data)
Net (loss) income	$(99,091)	$25,740	$38,527
Diluted (loss) earnings per share	(1.41)	0.43	0.62
Pre-provision net revenue (1)	$60,566	$58,743	$53,034
Return on average assets	(2.61)%	0.89%	1.33%
Return on average equity	(17.76)	5.05	7.71
Return on average tangible common equity (1)	(29.40)	9.96	15.16
Pre-provision net revenue on average assets (1)	1.60	2.03	1.83
Net interest margin	3.79	4.24	4.28
Core net interest margin (1)	3.59	4.08	4.08
Cost of deposits	0.32	0.48	0.73
Efficiency ratio (2)	52.9	52.6	51.1
Total assets	$20,517,074	$11,976,209	$11,783,781
Total deposits	16,976,693	9,093,072	8,861,922
Non-maturity deposits as a percent of total deposits	89%	88%	82%
Book value per share	$28.14	$33.40	$32.80
Tangible book value per share (1)	17.58	18.60	17.92
Total risk-based capital ratio	15.69%	14.23%	13.54%
______________________________
(1) A reconciliation of the non-U.S. GAAP measures of pre-provision net revenue, return on average tangible common equity, pre-provision net revenue on average assets, core net interest margin and tangible book value per share to the U.S. GAAP measures of net income, common stockholders' equity and book value are set forth at the end of this press release.
(2) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and merger-related expense to the sum of net interest income before provision for credit losses and total noninterest income, less gains/(loss) on sale of securities, gain/(loss) from other real estate owned and gain/(loss) from debt extinguishment.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $130.3 million in the second quarter of 2020, an increase of $21.1 million, or 19.3%, from the first quarter of 2020. The increase in net interest income reflected higher average interest-earning assets of $3.47 billion, primarily related to the acquisition of Opus, which added $5.94 billion in gross loans, or $5.81 billion of loans after purchase accounting adjustments, higher accretion income, and a lower cost of funds driven by a lower cost of deposits and an increase in noninterest-bearing deposits, all of which was offset by lower average loan and investment yields.

The net interest margin for the second quarter of 2020 was 3.79%, compared with 4.24% in the prior quarter. Our core net interest margin, which excludes the impact of loan accretion income of $5.8 million, compared to $4.1 million in the prior quarter, certificates of deposit mark-to-market amortization and one-time adjustments, decreased 48 basis points to 3.59%, compared to 4.08% in the prior quarter, primarily attributable to lower loan and investment yields, partially offset by a lower cost of deposits. The lower loan yields were driven primarily by the addition of the Opus loan portfolio, the origination and retention of the Small Business Administration (“SBA”) PPP loans, which have a coupon rate of 1%, as well as the impact of loan repricing as a result of the Federal Reserve Board's federal funds rate decreases in March 2020. The lower cost of funds was driven principally by lower rates paid on deposits and increased noninterest-bearing deposits, partially offset by the higher rates paid on Opus's deposits.

Net interest income for the second quarter of 2020 increased $19.7 million, or 17.8%, compared to the second quarter of 2019. The increase was attributable to an increase in average interest-earning assets of $3.47 billion, which primarily resulted from the acquisition of Opus in the second quarter of 2020, as well as organic loan growth (including SBA PPP loans) and a lower cost of funds, partially offset by lower loan and investment yields.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets	(Dollars in thousands)
Cash and cash equivalents	$796,761	$215	0.11%	$215,746	$216	0.40%	$187,963	$435	0.93%
Investment securities	1,792,432	10,568	2.36	1,502,572	10,308	2.74	1,396,585	10,119	2.90
Loans receivable, net (1) (2)	11,242,721	133,339	4.77	8,645,252	113,265	5.27	8,779,440	121,860	5.57
Total interest-earning assets	$13,831,914	$144,122	4.19	$10,363,570	$123,789	4.80	$10,363,988	$132,414	5.12

Liabilities
Interest-bearing deposits	$7,317,675	$9,655	0.53	$4,956,839	$10,487	0.85	$5,345,388	$15,991	1.20
Borrowings	431,181	4,175	3.89	552,741	4,127	3.00	675,345	5,782	3.43
Total interest-bearing liabilities	$7,748,856	$13,830	0.72	$5,509,580	$14,614	1.07	$6,020,733	$21,773	1.45
Noninterest-bearing deposits	$4,970,812			$3,898,399			$3,426,508
Net interest income		$130,292			$109,175			$110,641
Net interest margin (3)			3.79			4.24			4.28
Cost of deposits			0.32			0.48			0.73
Cost of funds (4)			0.44			0.62			0.92
Ratio of interest-earning assets to interest-bearing liabilities			178.50			188.10			172.14
______________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Interest income includes net discount accretion of $5.8 million, $4.1 million and $5.0 million, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

Provision for Credit Losses

        Provision for credit losses for the second quarter of 2020 was $160.6 million, an increase of $135.2 million from the first quarter of 2020 and an increase of $160.3 million from the second quarter of 2019. The increase, which included a $150.3 million provision for loan losses and a $10.4 million provision for unfunded commitments, was primarily driven by unfavorable changes in economic forecasts employed in the Bank's CECL model and the Day 1 provision for credit losses of $84.4 million resulting from the acquisition of Opus. The Opus acquisition Day 1 provision of credit losses does not include $21.2 million of reserves established for the purchased credit deteriorated (“PCD”) loans. The provision for unfunded commitments in the second quarter of 2020 was $10.4 million, $8.6 million of which represent the provision related to the unfunded commitments from the Opus acquisition, compared with a provision of $72,000 in the first quarter of 2020 and a reduction of $408,000 in the second quarter of 2019.

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
Provision for Credit Losses	(Dollars in thousands)
Provision for loan losses	$150,257	$25,382	$742
Provision for unfunded commitments	10,378	72	(408)
Total provision for credit losses	$160,635	$25,454	$334

Noninterest Income

Noninterest income for the second quarter of 2020 was $6.9 million, a decrease of $7.6 million, or 52.3%, from the first quarter of 2020. The decrease was primarily due to a $7.8 million decrease in net gain from sales of investment securities, and a $2.8 million decrease in net gain from the sales of loans, partially offset by $2.4 million of trust administrative fees from Pacific Premier Trust, the IRA custodian trust company division of Pacific Premier Bank that was acquired with the Opus Bank acquisition, and a $899,000 increase in other income, primarily due to $658,000 of recoveries from previously charged-off Opus loans.

During the second quarter of 2020, the Bank sold $15.4 million of other loans for a net loss of $2.0 million, compared with sales of $15.9 million of SBA and U.S. Department of Agriculture (“USDA”) loans for a net gain of $1.2 million and $23.0 million of other loans for a net loss of $404,000 during the prior quarter.

Noninterest income for the second quarter of 2020 increased $574,000, or 9.1%, compared to the second quarter of 2019. The increase was primarily related to $2.4 million of trust administrative fees, a $1.7 million increase in other income and a $463,000 increase in earnings on bank owned life insurance (“BOLI”) primarily due to the addition of BOLI from Opus, partially offset by a $2.9 million decrease in net gain from the sales of loans and a $688,000 decrease in debit card interchange fee income, primarily the result of the Bank becoming a non-exempt institution, effective July 1, 2019, under the Durbin Amendment that regulates debit card interchange fee income due to the Bank exceeding $10 billion in total assets.

The decrease in net gain from sales of loans for the second quarter of 2020 compared to the same period last year was primarily due to the realization of a $2.0 million loss on the sales of other loans in the second quarter of 2020 compared with a loss of $1.3 million in the second quarter of 2019, and lower net gain from sales of SBA and USDA loans in the second quarter of 2020 compared to the second quarter of 2019. The Bank sold $24.4 million of SBA loans for a net gain of $2.2 million during the second quarter of 2019.

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
Noninterest Income	(Dollars in thousands)
Loan servicing fees	$434	$480	$409
Service charges on deposit accounts	1,399	1,715	1,441
Other service fee income	297	311	363
Debit card interchange fee income	457	348	1,145
Earnings on BOLI	1,314	1,336	851
Net (loss) gain from sales of loans	(2,032)	771	902
Net (loss) gain from sales of investment securities	(21)	7,760	212
Trust administrative fees	2,397	—	—
Other income	2,653	1,754	1,001
Total noninterest income	$6,898	$14,475	$6,324

 Noninterest Expense

Noninterest expense totaled $116.0 million for the second quarter of 2020, an increase of $49.3 million, or 74.0%, compared to the first quarter of 2020. The increase was primarily due to merger-related expense of $39.3 million for the second quarter of 2020 relating to the Opus acquisition. Excluding merger-related expense, noninterest expense totaled $76.6 million, an increase of $11.7 million, or 18.1%, compared to the first quarter of 2020 driven primarily by a $8.6 million increase in compensation and benefits, a $1.3 million increase in premises and occupancy, and a $1.2 million increase in data processing, all of which was primarily the result of the addition of operations, personnel and branches retained from the acquisition of Opus.

Noninterest expense increased by $52.0 million, or 81.4%, compared to the second quarter of 2019. The increase was primarily due to a $39.3 million merger-related expense related to the Opus acquisition, a $9.2 million increase in compensation and benefits, a $2.0 million increase in premises and occupancy, a $1.4 million increase in data processing and a $1.3 million increase in deposit expense as a result of the addition of operations, personnel and branches retained from the acquisition of Opus.

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
Noninterest Expense	(Dollars in thousands)
Compensation and benefits	$43,011	$34,376	$33,847
Premises and occupancy	9,487	8,168	7,517
Data processing	4,465	3,253	3,036
Other real estate owned operations, net	9	14	62
FDIC insurance premiums	846	367	740
Legal, audit and professional expense	3,094	3,126	3,545
Marketing expense	1,319	1,412	1,425
Office, telecommunications and postage expense	1,533	1,103	1,311
Loan expense	823	822	1,005
Deposit expense	4,958	4,988	3,668
Merger-related expense	39,346	1,724	5
CDI amortization	4,040	3,965	4,281
Other expense	3,039	3,313	3,494
Total noninterest expense	$115,970	$66,631	$63,936
Income Tax

For the second quarter of 2020, our income tax benefit totaled $40.3 million, resulting in an effective tax rate of (28.9%), compared with income tax expense of $5.8 million and an effective tax rate 18.5% for the first quarter of 2020, and income tax expense of $14.2 million and an effective tax rate of 26.9% for the second quarter of 2019. The income tax benefit was impacted by the significant pre-tax loss recorded for the second quarter, driven by the provision for credit losses and our merger-related costs associated with the acquisition of Opus.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $15.08 billion at June 30, 2020, an increase of $6.33 billion, or 72.3%, from March 31, 2020, and an increase of $6.31 billion, or 71.9%, from June 30, 2019. The increases were primarily impacted by the acquisition of Opus, which added $5.94 billion in gross loans, or $5.81 billion of loans held for investment after purchase accounting adjustments, as well as higher new loan commitments and fundings, partially offset by higher loan prepayments and payoffs, and lower line utilization in the second quarter of 2020 when compared to the prior quarter. Business line utilization rates decreased to 37.9% at the end of the second quarter of 2020, compared with 50.6% at the end of the first quarter of 2020 and 42.4% at the end of second quarter of 2019.

During the second quarter of 2020, the Bank generated $1.21 billion of new loan commitments and $1.19 billion of new loan fundings, primarily consisting of SBA PPP loans of $1.13 billion, compared with $443.7 million in new loan commitments and $353.9 million in new loan fundings for the first quarter of 2020, and $568.2 million in new loan commitments and $394.8 million in new loan fundings for the second quarter of 2019.

At June 30, 2020, the ratio of loans held for investment to total deposits was 88.8%, compared with 96.3% and 99.0% at March 31, 2020 and June 30, 2019, respectively.

The following table presents the composition of the loan portfolio as of the dates indicated:

	June 30,	March 31,	June 30,
	2020	2020	2019
	(Dollars in thousands)
Investor loans secured by real estate
Commercial real estate (“CRE”) non-owner-occupied	$2,783,692	$2,040,198	$2,118,829
Multifamily	5,225,557	1,625,682	1,519,110
Construction and land	357,426	377,525	543,683
SBA secured by real estate (1)	59,482	61,665	65,773
Total investor loans secured by real estate	8,426,157	4,105,070	4,247,395
Business loans secured by real estate (2)
CRE owner-occupied	2,170,154	1,887,632	1,835,411
Franchise real estate secured	364,647	371,428	323,445
SBA secured by real estate (3)	85,542	83,640	93,257
Total business loans secured by real estate	2,620,343	2,342,700	2,252,113
Commercial loans (4)
Commercial and industrial	2,051,313	1,458,969	1,426,274
Franchise non-real estate secured	523,755	547,793	537,490
SBA non-real estate secured	21,057	16,265	19,282
SBA PPP	1,128,780	—	—
Total commercial loans	3,724,905	2,023,027	1,983,046
Retail loans
Single family residential (5)	265,170	237,180	248,611
Consumer	46,309	46,892	40,773
Total retail loans	311,479	284,072	289,384
Gross loans held for investment (6)	15,082,884	8,754,869	8,771,938
Allowance for credit losses for loans held for investment (7)	(282,271)	(115,422)	(35,026)
Loans held for investment, net	$14,800,613	$8,639,447	$8,736,912

Loans held for sale, at lower of cost or fair value	$1,007	$111	$8,529
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unaccreted fair value net purchase discounts of $144.5 million, $35.9 million and $52.0 million as of June 30, 2020, March 31, 2020 and June 30, 2019, respectively.
(7) The allowance for credit losses as of December 31, 2019 was accounted for under ASC 450 and ASC 310, which is reflective of probable incurred losses as of the balance sheet date. Effective January 1, 2020, the allowance for credit losses is accounted for under ASC 326, which is reflective of estimated expected lifetime credit losses.

The total end-of-period weighted average interest rate on loans, excluding fees and discounts, at June 30, 2020 was 4.12%, compared to 4.76% at March 31, 2020 and 5.11% at June 30, 2019. The quarter-over-quarter and year-over-year decreases reflect the impact of lower rates on new originations as well as the repricing of loans as a result of the Federal Reserve Board's federal funds rate decreases and the impact of the 1% SBA PPP loans. Excluding the SBA PPP loans, the end of period weighted average interest rate on loans, excluding fees and discounts, at June 30, 2020 was 4.46%.

The following table presents the composition of new organic loan commitments originated during the quarters indicated:

	June 30,	March 31,	June 30,
	2020	2020	2019
	(Dollars in thousands)
Investor loans secured by real estate
CRE non-owner-occupied	$11,811	$111,980	$115,357
Multifamily	24,425	39,831	35,061
Construction and land	6,210	26,525	65,684
SBA secured by real estate (1)	—	2,131	2,350
Total investor loans secured by real estate	42,446	180,467	218,452
Business loans secured by real estate (2)
CRE owner-occupied	17,594	115,774	80,235
Franchise real estate secured	—	21,577	24,614
SBA secured by real estate (3)	1,204	7,119	3,669
Total business loans secured by real estate	18,798	144,470	108,518
Commercial loans (4)
Commercial and industrial	23,782	97,381	159,626
Franchise non-real estate secured	—	12,414	68,352
SBA non-real estate secured	315	1,263	8,602
SBA PPP	1,124,485	—	—
Total commercial loans	1,148,582	111,058	236,580
Retail loans
Single family residential (5)	2,137	6,052	3,140
Consumer	195	1,635	1,551
Total retail loans	2,332	7,687	4,691
Total loan commitments	$1,212,158	$443,682	$568,241
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The weighted average interest rate on new loan production was 1.21% in the second quarter of 2020 compared with 4.59% in the first quarter of 2020 and 5.42% in the second quarter of 2019. The decrease in weighted average interest rate during the second quarter of 2020 was primarily due to the origination of $1.12 billion in SBA PPP loans with a 1% interest rate. Excluding the SBA PPP loans, the weighted average interest rate on new loan production at June 30, 2020 was 3.97%.

Asset Quality and Allowance for Credit Losses

Effective January 1, 2020, the Company adopted the new CECL accounting standard, which replaces the incurred loss methodology, and recorded a cumulative-effect “Day 1” adjustment of $55.7 million for funded loans to the beginning balance as of January 1, 2020. At June 30, 2020, our allowance for credit losses (“ACL”) on loans held for investment was $282.3 million, an increase of $166.8 million, or 144.6%, from March 31, 2020 and an increase of $247.2 million, or 705.9%, from June 30, 2019. The increase was primarily due to the provision for loan losses of $150.3 million and an initial ACL of $21.2 million with respect to PCD loans from the acquisition of Opus. The provision increase was principally the result of the Opus acquisition and the unfavorable changes in economic forecasts employed in the Bank's CECL model. No ACL was allocated to SBA PPP loans as they are fully guaranteed.

The CECL accounting standard requires the Company to provide for an allowance for credit losses for non-purchased credit deteriorated loans at the time of acquisition. The Company recorded approximately $84.4 million in provision for credit losses for loans acquired and off-balance sheet commitments assumed in the Opus acquisition. Of this amount, approximately $75.9 million related to loans held for investment and $8.6 million related to off-balance sheet commitments. The initial ACL for PCD loans is not established through a charge to the provision for credit losses, but rather through an initial adjustment to the loan’s amortized cost.

During the second quarter of 2020, the Company incurred $4.7 million of net charge-offs, compared to $1.3 million and $3.6 million during the first quarter of 2020 and the second quarter of 2020, respectively.

The following table provides the allocation of the ACL for loans held for investment as well as the activity in the ACL attributed to various segments in the loan portfolio as of and for the period indicated:

	Three Months Ended June 30, 2020
	Beginning ACL Balance	Initial ACL Recorded for PCD Loans	Charge-offs	Recoveries	Provision for Credit Losses	Ending ACL Balance
	(Dollars in thousands)
Investor loans secured by real estate
CRE non-owner occupied	$15,896	$3,025	$—	$—	$44,086	$63,007
Multifamily	14,722	8,710	—	—	40,079	63,511
Construction and land	9,222	2,051	—	—	7,531	18,804
SBA secured by real estate (1)	935	—	(554)	—	1,629	2,010
Business loans secured by real estate (2)
CRE owner-occupied	26,793	3,766	—	11	17,643	48,213
Franchise real estate secured	7,503	—	—	—	5,557	13,060
SBA secured by real estate (3)	4,044	235	—	3	86	4,368
Commercial loans (4)
Commercial and industrial	15,742	2,325	(2,286)	21	26,165	41,967
Franchise non-real estate secured	16,616	—	(1,227)	—	6,287	21,676
SBA non-real estate secured	516	924	(556)	(2)	(282)	600
Retail loans
Single family residential (5)	1,137	—	(62)	1	403	1,479
Consumer loans	2,296	206	—	1	1,073	3,576
Totals	$115,422	$21,242	$(4,685)	$35	$150,257	$282,271
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The ratio of allowance for credit losses to loans held for investment at June 30, 2020 was 2.02%, excluding SBA PPP loans, compared to 1.32% and 0.40%, at March 31, 2020 and June 30, 2019, respectively. Under the guidance of ASC 820: Fair Value Measurements and Disclosures, the fair value net discount on loans acquired through total bank acquisitions was $144.5 million, or 1.03% of total loans held for investment excluding SBA PPP loans, as of June 30, 2020, compared to $35.9 million, or 0.41% of total loans held for investment, as of March 31, 2020, and $52.0 million, or 0.59% of total loans held for investment, as of June 30, 2019.

Nonperforming assets totaled $34.2 million, or 0.17% of total assets, at June 30, 2020, compared with $21.1 million, or 0.18% of total assets at March 31, 2020 and $7.7 million, or 0.07% of total assets, at June 30, 2019. During the second quarter of 2020, nonperforming loans increased $13.2 million to $33.8 million and other real estate owned decreased to $386,000. Total loan delinquencies were $38.2 million, or 0.25% of loans held for investment, at June 30, 2020, compared to $28.9 million, or 0.33% of loans held for investment, at March 31, 2020, and $13.5 million, or 0.15% of loans held for investment, at June 30, 2019. The increase in nonperforming loans was primarily due to the addition of six loans totaling $11.3 million, primarily CRE owner-occupied and CRE non-owner occupied, that were 90 days or more past due, as well as the addition of eight loans totaling $3.5 million consisting of commercial real estate and single family residential loans acquired in connection with the Opus acquisition.

Interest is not typically accrued on loans 90 days or more past due or when, in the opinion of management, there is reasonable doubt as to the timely collection of principal or interest. There were no loans 90 days or more past due and still accruing interest at June 30, 2020. Troubled debt restructured loans totaled $700,000 at June 30, 2020, $2.3 million at March 31, 2020 and none at June 30, 2019. At June 30, 2020, 1,461 loans with a total of $2.24 billion were modified due to COVID-19 hardship under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

	June 30,	March 31,	June 30,
	2020	2020	2019
Asset Quality	(Dollars in thousands)
Nonperforming loans	$33,825	$20,610	$7,659
Other real estate owned	386	441	35
Nonperforming assets	$34,211	$21,051	$7,694

Total classified assets (1)	$90,334	$54,586	$38,492
Allowance for credit losses	282,271	115,422	35,026
Allowance for credit losses as a percent of total nonperforming loans	835%	560%	457%
Nonperforming loans as a percent of loans held for investment	0.22	0.24	0.09
Nonperforming assets as a percent of total assets	0.17	0.18	0.07
Classified loans to total loans held for investment	0.60	0.62	0.44
Classified assets to total assets	0.44	0.46	0.33
Net loan charge-offs for the quarter ended	$4,650	$1,344	$3,572
Net loan charge-offs for quarter to average total loans	0.04%	0.02%	0.04%
Allowance for credit losses to loans held for investment, excluding SBA PPP loans (2)	2.02	1.32	0.40
Delinquent Loans
30 - 59 days	$6,248	$8,285	$3,407
60 - 89 days	4,133	1,502	801
90+ days	27,807	19,084	9,284
Total delinquency	$38,188	$28,871	$13,492
Delinquency as a percentage of loans held for investment	0.25%	0.33%	0.15%
______________________________
(1) Includes substandard loans and other real estate owned
(2) At June 30, 2020, 56% of loans held for investment include an aggregate fair value net discount of $144.5 million, or 1.03% of loans held for investment excluding SBA PPP loans. At March 31, 2020, 34% of loans held for investment include an aggregate fair value net discount of $35.9 million, or 0.41% of loans held for investment. At June 30, 2019, 44% of loans held for investment include an aggregate fair value net discount of $52.0 million, or 0.59% of loans held for investment.

Investment Securities

Investment securities totaled $2.37 billion at June 30, 2020, an increase of $996.3 million, or 72.6%, from March 31, 2020, and an increase of $1.07 billion, or 82.0%, from June 30, 2019. The increase in the second quarter of 2020 compared to the prior quarter was primarily the result of $829.9 million of investment securities acquired in connection with the acquisition from Opus, $387.9 million in purchases and a $19.4 million increase in mark-to-market fair value adjustment, partially offset by $191.1 million in sales and $49.7 million in principal payments, amortization and redemptions. The Company’s assessment of held-to-maturity and available-for-sale investment securities indicated that no ACL was required as of January 1, 2020 and June 30, 2020. The increase compared to the same period last year was primarily the result of $981.7 million in purchases, $829.9 million acquired from Opus and a $50.2 million increase in mark-to-market fair value adjustment, partially offset by $655.4 million in sales and $139.2 million in principal payments, amortization and redemptions.

Deposits

At June 30, 2020, deposits totaled $16.98 billion, an increase of $7.88 billion, or 86.7%, from March 31, 2020 and an increase of $8.11 billion, or 91.6%, from June 30, 2019. At June 30, 2020, non-maturity deposits totaled $15.06 billion, or 88.7% of total deposits, an increase of $7.04 billion, or 87.7%, from March 31, 2020 and an increase $7.76 billion, or 106.2%, from June 30, 2019. During the second quarter of 2020, deposit increases included $2.56 billion in money market and savings deposits, $2.52 billion in interest-checking, $1.96 billion in noninterest-bearing deposits, $754.3 million in retail certificates of deposits and $91.9 million in broker certificate of deposits as compared to the first quarter of 2020. The increases during the second quarter of 2020 were primarily due to the acquisition of Opus, which contributed $6.92 billion of deposits after purchasing accounting adjustments, and an increase of $942.8 million noninterest-bearing deposits, reflecting SBA PPP loans funded in the Bank's clients' demand deposit accounts, and liquidity maintained by customers due to the economic impact of the pandemic.

The weighted average cost of deposits for the three-month period ending June 30, 2020 was 0.32%, compared to 0.48% for the three-month period ending March 31, 2020, and 0.73% for the three-month period ending June 30, 2019. The decrease in the weighted average cost of deposits in the second quarter of 2020 compared to the prior quarter was principally driven by lower pricing across all deposit product categories, favorably impacted by Federal Reserve Board's federal funds rate decreases, as well as higher average noninterest-bearing deposit balances.

The end of period weighted average rate of deposits at June 30, 2020 was 0.34%.

	June 30,	March 31,	June 30,
	2020	2020	2019
Deposit Accounts	(Dollars in thousands)
Noninterest-bearing checking	$5,899,442	$3,943,260	$3,480,312
Interest-bearing:
Checking	3,098,454	577,966	548,314
Money market/savings	6,060,031	3,499,305	3,272,511
Retail certificates of deposit	1,651,976	897,680	1,065,207
Wholesale/brokered certificates of deposit	266,790	174,861	495,578
Total interest-bearing	11,077,251	5,149,812	5,381,610
Total deposits	$16,976,693	$9,093,072	$8,861,922

Cost of deposits	0.32%	0.48%	0.73%
Noninterest-bearing deposits as a percentage of total deposits	34.8	43.4	39.3
Non-maturity deposits as a percent of total deposits	88.7	88.2	82.4
Core deposits as a percent of total deposits (1)	94.9	93.0	88.5
______________________________
(1) Core deposits are all transaction accounts and non-brokered certificates of deposit less than $250,000.

Borrowings

At June 30, 2020, total borrowings amounted to $542.4 million, a decrease of $193.9 million, or 26.3%, from March 31, 2020 and a decrease of $262.1 million, or 32.6%, from June 30, 2019. Total borrowings at June 30, 2020 included $41.0 million of Federal Home Loan Bank of San Francisco (“FHLB”) advances and $501.4 million of subordinated debt. At June 30, 2020, total borrowings represented 2.6% of total assets, compared to 6.2% and 6.8%, as of March 31, 2020 and June 30, 2019, respectively. The decrease in borrowings at June 30, 2020 as compared to March 31, 2020 and June 30, 2019 was primarily due to lower FHLB advances, partially offset by the issuance in June 2020 of $150 million in aggregate principal amount of the Company's 5.375% Fixed-to-Floating Rate Subordinated Notes (the “Notes”) due June 30, 2030, as well as the $135 million aggregate principal amount of subordinated notes assumed by the Bank in connection with the acquisition of Opus in the second quarter of 2020.

Capital Ratios

At June 30, 2020, our ratio of tangible common equity to total assets was 8.50%, compared with 10.06% at March 31, 2020 and 9.96% at June 30, 2019, with a tangible book value per share of $17.58, compared with $18.60 at March 31, 2020 and $17.92 at June 30, 2019.

The Company implemented the CECL model commencing January 1, 2020 and elected to phase in the full effect of CECL on regulatory capital over the five-year transition period. At June 30, 2020, the Company exceeded all regulatory minimum capital adequacy requirements, inclusive of the fully-phased in capital conservation buffer, with a tier 1 leverage ratio of 12.00%, common equity tier 1 capital ratio of 11.32%, tier 1 capital ratio of 11.32% and total capital ratio of 15.69%.

At June 30, 2020, the Bank had a tier 1 leverage ratio of 13.49%, common equity tier 1 capital ratio of 12.73%, tier 1 capital ratio of 12.73% and total capital ratio of 14.81%. These capital ratios each exceeded the “well capitalized” standards defined by the federal banking regulators of 7.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.50% for tier 1 capital ratio and 10.50% for total capital ratio inclusive of the fully phased-in capital conservation buffer.

	June 30,	March 31,	June 30,
Capital Ratios	2020	2020	2019
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	12.00%	10.68%	10.32%
Common equity tier 1 capital ratio	11.32	11.59	10.82
Tier 1 capital ratio	11.32	11.66	11.07
Total capital ratio	15.69	14.23	13.54
Tangible common equity ratio (1)	8.50	10.06	9.96

Pacific Premier Bank
Tier 1 leverage ratio	13.49%	12.54%	11.66%
Common equity tier 1 capital ratio	12.73	13.70	12.51
Tier 1 capital ratio	12.73	13.70	12.51
Total capital ratio	14.81	14.28	12.90

Share Data
Book value per share	$28.14	$33.40	$32.80
Tangible book value per share (1)	17.58	18.60	17.92
Dividend per share	0.25	0.25	0.22
Closing stock price (2)	21.68	18.84	30.88
Shares issued and outstanding	94,350,902	59,975,281	60,509,994
Market capitalization (2)(3)	$2,045,528	$1,129,934	$1,868,549
______________________________
(1) A reconciliation of the non-U.S. GAAP measures of tangible common equity and tangible book value per share to the U.S. GAAP measures of common stockholders' equity and book value per share is set forth below.
(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Dividend and Stock Repurchase Program

On July 24, 2020, the Company's Board of Directors declared a $0.25 per share dividend, payable on August 14, 2020 to stockholders of record as of August 7, 2020. In December 2019, the Company’s Board of Directors approved a new stock repurchase program, which authorized the repurchase up to $100 million of its common stock. To date, the Company had not repurchased any shares under the new stock repurchase program and has suspended the stock repurchase program indefinitely.

Subsequent events

On July 21, 2020, the Company entered into a contract to sell its entire $1.13 billion SBA PPP loan portfolio to a non-bank, seasoned and experienced lender and servicer of SBA loans. The sale is anticipated to close by July 31, 2020.

Conference Call and Webcast

        The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on July 27, 2020 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call. Additionally, a telephone replay will be made available through August 3, 2020 at (877) 344-7529, conference ID 10145590.

About Pacific Premier Bancorp, Inc.

        Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) is the parent company of Pacific Premier Bank, a California-based commercial bank focused on serving small, middle-market, and corporate businesses throughout the western United States in major metropolitan markets in California, Washington, Oregon, Arizona, and Nevada. Founded in 1983, Pacific Premier Bank has grown to become one of the largest banks in the western region of the United States, with approximately $20.5 billion in assets. Pacific Premier Bank provides banking products and services, including deposit accounts, digital banking, and treasury management services, to businesses, professionals, entrepreneurs, real estate investors, and nonprofit organizations. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, SBA loans, commercial real estate loans, agribusiness loans, franchise lending, home equity lines of credit, and construction loans. Pacific Premier Bank offers commercial escrow services through its Commerce Escrow division and facilitates 1031 Exchange transactions through its RPM Exchange division. Pacific Premier Bank offers clients IRA custodial services through its Pacific Premier Trust division, which has approximately $14 billion of assets under custody and approximately 44,000 client accounts comprised of self-directed investors, financial institutions, capital syndicators, and financial advisors. Additionally, Pacific Premier Bank provides nationwide customized banking solutions to Home Owners' Associations and Property Management companies. Pacific Premier Bank is an Equal Housing Lender and Member FDIC. For additional information about Pacific Premier Bancorp, Inc. and Pacific Premier Bank, visit our website: www.ppbi.com.

FORWARD-LOOKING COMMENTS

        The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates and the impact of the acquisition of Opus and other acquisitions.

        Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees and third-party service providers, and given its ongoing and dynamic nature, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility, which could result in impairment to our goodwill in future periods. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance. Other risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we have made or may make, such as our recent acquisition of Opus, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws and regulations, including those concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the expected discontinuation of LIBOR and uncertainty regarding potential alternative reference rates, including SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the CECL model, which has changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; possible credit related impairments of securities held by us; possible impairment charges to goodwill; the impact of current governmental efforts to restructure the U.S. financial regulatory system, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in consumer spending, borrowing and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; our ability to attract deposits and other sources of liquidity; the possibility that we may reduce or discontinue the payments of dividends on our common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; public health crisis and pandemics, including the COVID-19 pandemic, and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national or global level; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's 2019 Annual Report on Form 10-K and quarterly report on Form 10-Q for the period ended March 31, 2020 filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

        The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

Brett Villaume
Senior Vice President and Director of Investor Relations
(404) 644-2990

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)
(Unaudited)
	June 30,	March 31	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
ASSETS
Cash and due from banks	$158,784	$108,285	$135,847	$166,238	$139,879
Interest-bearing deposits with financial institutions	1,182,946	425,747	191,003	261,477	235,505
Cash and cash equivalents	1,341,730	534,032	326,850	427,715	375,384
Interest-bearing time deposits with financial institutions	2,845	2,708	2,708	2,711	2,956
Investments held-to-maturity, at amortized cost	32,557	34,553	37,838	40,433	42,997
Investment securities available-for-sale, at fair value	2,336,066	1,337,761	1,368,384	1,256,655	1,258,379
FHLB, FRB and other stock, at cost	94,658	92,858	93,061	92,986	92,841
Loans held for sale, at lower of amortized cost or fair value	1,007	111	1,672	7,092	8,529
Loans held for investment	15,082,884	8,754,869	8,722,311	8,757,476	8,771,938
Allowance for credit losses	(282,271)	(115,422)	(35,698)	(35,000)	(35,026)
Loans held for investment, net	14,800,613	8,639,447	8,686,613	8,722,476	8,736,912
Accrued interest receivable	78,408	38,294	39,442	38,603	40,420
Other real estate owned	386	441	441	126	35
Premises and equipment	76,542	61,615	59,001	62,851	54,218
Deferred income taxes, net	105,859	15,249	—	—	2,266
Bank owned life insurance	305,901	113,461	113,376	112,716	112,054
Intangible assets	94,550	79,349	83,312	87,560	91,840
Goodwill	901,166	808,322	808,322	808,322	808,322
Other assets	344,786	218,008	154,992	151,251	156,628
Total assets	$20,517,074	$11,976,209	$11,776,012	$11,811,497	$11,783,781
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest-bearing checking	$5,899,442	$3,943,260	$3,857,660	$3,623,546	$3,480,312
Interest-bearing:
Checking	3,098,454	577,966	586,019	529,401	548,314
Money market/savings	6,060,031	3,499,305	3,406,988	3,362,453	3,272,511
Retail certificates of deposit	1,651,976	897,680	973,465	1,019,433	1,065,207
Wholesale/brokered certificates of deposit	266,790	174,861	74,377	324,455	495,578
Total interest-bearing	11,077,251	5,149,812	5,040,849	5,235,742	5,381,610
Total deposits	16,976,693	9,093,072	8,898,509	8,859,288	8,861,922
FHLB advances and other borrowings	41,006	521,017	517,026	604,558	571,575
Subordinated debentures	501,375	215,269	215,145	217,825	232,944
Deferred income taxes, net	—	—	1,371	301	—
Accrued expenses and other liabilities	343,353	143,934	131,367	140,527	132,884
Total liabilities	17,862,427	9,973,292	9,763,418	9,822,499	9,799,325
STOCKHOLDERS’ EQUITY:
Common stock	930	586	586	584	595
Additional paid-in capital	2,348,415	1,596,680	1,594,434	1,590,168	1,618,137
Retained earnings	247,078	361,242	396,051	368,051	343,366
Accumulated other comprehensive income	58,224	44,409	21,523	30,195	22,358
Total stockholders' equity	2,654,647	2,002,917	2,012,594	1,988,998	1,984,456
Total liabilities and stockholders' equity	$20,517,074	$11,976,209	$11,776,012	$11,811,497	$11,783,781

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
INTEREST INCOME
Loans	$133,339	$113,265	$121,860	$246,604	$243,336
Investment securities and other interest-earning assets	10,783	10,524	10,554	21,307	20,321
Total interest income	144,122	123,789	132,414	267,911	263,657
INTEREST EXPENSE
Deposits	9,655	10,487	15,991	20,142	29,275
FHLB advances and other borrowings	217	1,081	3,083	1,298	7,885
Subordinated debentures	3,958	3,046	2,699	7,004	4,450
Total interest expense	13,830	14,614	21,773	28,444	41,610
Net interest income before provision for credit losses	130,292	109,175	110,641	239,467	222,047
Provision for credit losses	160,635	25,454	334	186,089	1,860
Net interest (loss) income after provision for credit losses	(30,343)	83,721	110,307	53,378	220,187
NONINTEREST INCOME
Loan servicing fees	434	480	409	914	807
Service charges on deposit accounts	1,399	1,715	1,441	3,114	2,771
Other service fee income	297	311	363	608	719
Debit card interchange fee income	457	348	1,145	805	2,216
Earnings on BOLI	1,314	1,336	851	2,650	1,761
Net (loss) gain from sales of loans	(2,032)	771	902	(1,261)	2,631
Net (loss) gain from sales of investment securities	(21)	7,760	212	7,739	639
Trust administrative fees	2,397	—	—	2,397	—
Other income	2,653	1,754	1,001	4,407	2,461
Total noninterest income	6,898	14,475	6,324	21,373	14,005
NONINTEREST EXPENSE
Compensation and benefits	43,011	34,376	33,847	77,387	67,235
Premises and occupancy	9,487	8,168	7,517	17,655	15,052
Data processing	4,465	3,253	3,036	7,718	5,966
Other real estate owned operations, net	9	14	62	23	65
FDIC insurance premiums	846	367	740	1,213	1,540
Legal, audit and professional expense	3,094	3,126	3,545	6,220	6,543
Marketing expense	1,319	1,412	1,425	2,731	2,922
Office, telecommunications and postage expense	1,533	1,103	1,311	2,636	2,521
Loan expense	823	822	1,005	1,645	1,878
Deposit expense	4,958	4,988	3,668	9,946	7,251
Merger-related expense	39,346	1,724	5	41,070	660
CDI amortization	4,040	3,965	4,281	8,005	8,717
Other expense	3,039	3,313	3,494	6,352	7,163
Total noninterest expense	115,970	66,631	63,936	182,601	127,513
Net (loss) income before income taxes	(139,415)	31,565	52,695	(107,850)	106,679
Income tax (benefit) expense	(40,324)	5,825	14,168	(34,499)	29,434
Net (loss) income	$(99,091)	$25,740	$38,527	$(73,351)	$77,245
EARNINGS (LOSS) PER SHARE
Basic	$(1.41)	$0.43	$0.62	$(1.14)	$1.24
Diluted	$(1.41)	$0.43	$0.62	$(1.14)	$1.23
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	70,425,027	59,007,191	61,308,046	64,716,109	61,645,940
Diluted	70,531,502	59,189,717	61,661,773	64,879,204	61,980,133

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets	(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$796,761	$215	0.11%	$215,746	$216	0.40%	$187,963	$435	0.93%
Investment securities	1,792,432	10,568	2.36	1,502,572	10,308	2.74	1,396,585	10,119	2.90
Loans receivable, net (1)(2)	11,242,721	133,339	4.77	8,645,252	113,265	5.27	8,779,440	121,860	5.57
Total interest-earning assets	13,831,914	144,122	4.19	10,363,570	123,789	4.80	10,363,988	132,414	5.12
Noninterest-earning assets	1,343,396			1,227,766			1,221,985
Total assets	$15,175,310			$11,591,336			$11,585,973
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$1,417,846	$844	0.24%	$576,203	$609	0.43%	$543,473	$535	0.39%
Money market	4,242,990	5,680	0.54	3,161,867	6,071	0.77	2,978,065	7,305	0.98
Savings	283,632	101	0.14	238,848	97	0.16	242,483	92	0.15
Retail certificates of deposit	1,148,874	2,251	0.79	936,489	3,464	1.49	1,025,404	4,610	1.80
Wholesale/brokered certificates of deposit	224,333	779	1.40	43,432	246	2.28	555,963	3,449	2.49
Total interest-bearing deposits	7,317,675	9,655	0.53	4,956,839	10,487	0.85	5,345,388	15,991	1.20
FHLB advances and other borrowings	143,813	217	0.61	337,551	1,081	1.29	491,706	3,083	2.51
Subordinated debentures	287,368	3,958	5.51	215,190	3,046	5.66	183,639	2,699	5.88
Total borrowings	431,181	4,175	3.89	552,741	4,127	3.00	675,345	5,782	3.43
Total interest-bearing liabilities	7,748,856	13,830	0.72	5,509,580	14,614	1.07	6,020,733	21,773	1.45
Noninterest-bearing deposits	4,970,812			3,898,399			3,426,508
Other liabilities	223,920			146,231			138,746
Total liabilities	12,943,588			9,554,210			9,585,987
Stockholders' equity	2,231,722			2,037,126			1,999,986
Total liabilities and equity	$15,175,310			$11,591,336			$11,585,973
Net interest income		$130,292			$109,175			$110,641
Net interest margin (3)			3.79%			4.24%			4.28%
Cost of deposits			0.32			0.48			0.73
Cost of funds (4)			0.44			0.62			0.92
Ratio of interest-earning assets to interest-bearing liabilities			178.50			188.10			172.14
______________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs and discounts/premiums.
(2) Interest income includes net discount accretion of $5.8 million, $4.1 million and $5.0 million, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION

	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
	(Dollars in thousands)
Investor loans secured by real estate
CRE non-owner-occupied	$2,783,692	$2,040,198	$2,070,141	$2,052,118	$2,118,829
Multifamily	5,225,557	1,625,682	1,575,726	1,610,643	1,519,110
Construction and land	357,426	377,525	438,786	507,114	543,683
SBA secured by real estate (1)	59,482	61,665	68,431	68,689	65,773
Total investor loans secured by real estate	8,426,157	4,105,070	4,153,084	4,238,564	4,247,395
Business loans secured by real estate (2)
CRE owner-occupied	2,170,154	1,887,632	1,846,554	1,847,443	1,835,411
Franchise real estate secured	364,647	371,428	353,240	344,954	323,445
SBA secured by real estate (3)	85,542	83,640	88,381	91,101	93,257
Total business loans secured by real estate	2,620,343	2,342,700	2,288,175	2,283,498	2,252,113
Commercial loans (4)
Commercial and industrial	2,051,313	1,458,969	1,393,270	1,353,793	1,426,274
Franchise non-real estate secured	523,755	547,793	564,357	549,711	537,490
SBA non-real estate secured	21,057	16,265	17,426	17,891	19,282
SBA PPP	1,128,780	—	—	—	—
Total commercial loans	3,724,905	2,023,027	1,975,053	1,921,395	1,983,046
Retail loans
Single family residential (5)	265,170	237,180	255,024	273,416	248,611
Consumer	46,309	46,892	50,975	40,603	40,773
Total retail loans	311,479	284,072	305,999	314,019	289,384
Gross loans held for investment (6)	15,082,884	8,754,869	8,722,311	8,757,476	8,771,938
Allowance for credit losses for loans held for investment (7)	(282,271)	(115,422)	(35,698)	(35,000)	(35,026)
Loans held for investment, net	$14,800,613	$8,639,447	$8,686,613	$8,722,476	$8,736,912

Loans held for sale, at lower of cost or fair value	$1,007	$111	$1,672	$7,092	$8,529
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unaccreted fair value net purchase discounts of $144.5 million, $35.9 million and $52.0 million as of June 30, 2020, March 31, 2020 and June 30, 2019, respectively.
(7) The allowance for credit losses as of December 31, 2019 and prior were accounted for under ASC 450 and ASC 310, which is reflective of probable incurred losses as of the balance sheet date. Effective January 1, 2020, the allowance for credit losses is accounted for under ASC 326, which is reflective of estimated expected lifetime credit losses.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION

	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Asset Quality	(Dollars in thousands)
Nonperforming loans	$33,825	$20,610	$8,527	$8,109	$7,659
Other real estate owned	386	441	441	126	35
Nonperforming assets	$34,211	$21,051	$8,968	$8,235	$7,694

Total classified assets (1)	$90,334	$54,586	$45,387	$39,879	$38,492
Allowance for credit losses	282,271	115,422	35,698	35,000	35,026
Allowance for credit losses as a percent of total nonperforming loans	835%	560%	419%	432%	457%
Nonperforming loans as a percent of loans held for investment	0.22	0.24	0.10	0.09	0.09
Nonperforming assets as a percent of total assets	0.17	0.18	0.08	0.07	0.07
Classified loans to total loans held for investment	0.60	0.62	0.52	0.45	0.44
Classified assets to total assets	0.44	0.46	0.39	0.34	0.33
Net loan charge-offs for the quarter ended	$4,650	$1,344	$2,318	$1,391	$3,572
Net loan charge-offs for the quarter to average total loans	0.04%	0.02%	0.03%	0.02%	0.04%
Allowance for credit losses to loans held for investment, excluding SBA PPP loans (2)	2.02	1.32	0.41	0.40	0.40
Delinquent Loans
30 - 59 days	$6,248	$8,285	$2,104	$1,715	$3,407
60 - 89 days	4,133	1,502	10,559	3,212	801
90+ days	27,807	19,084	6,439	6,297	9,284
Total delinquency	$38,188	$28,871	$19,102	$11,224	$13,492
Delinquency as a percent of loans held for investment	0.25%	0.33%	0.22%	0.13%	0.15%
______________________________
(1) Includes substandard loans and other real estate owned
(2) At June 30, 2020, 56% of loans held for investment include a fair value net discount of $144.5 million or 1.03% of loans held for investment excluding SBA PPP loans. At March 31, 2020, 34% of loans held for investment include a fair value net discount of $35.9 million, or 0.41% of loans held for investment. At June 30, 2019, 44% of loans held for investment include a fair value net discount of $52.0 million or 0.59% of loans held for investment.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
NONACCRUAL LOANS (1)

	Collateral Dependent Loans	ACL	Non-Collateral Dependent Loans	ACL	Total Nonaccrual Loans	Nonaccrual Loans With No ACL
	(Dollars in thousands)
June 30, 2020
Investor loans secured by real estate
CRE non-owner-occupied	$5,322	$—	$—	$—	$5,322	$5,322
Multifamily	—	—	—	—	—	—
Construction and land	1,802	—	—	—	1,802	1,802
SBA secured by real estate (2)	988	—	—	—	988	988
Total investor loans secured by real estate	8,112	—	—	—	8,112	8,112
Business loans secured by real estate (3)
CRE owner-occupied	5,563	—	1,196	393	6,759	5,563
Franchise real estate secured	—	—	—	—	—	—
SBA secured by real estate (4)	1,006	—	77	17	1,083	1,006
Total business loans secured by real estate	6,569	—	1,273	410	7,842	6,569
Commercial loans (5)
Commercial and industrial	1,606	—	4,464	646	6,070	1,606
Franchise non-real estate secured	2,428	—	7,742	1,493	10,170	2,428
SBA not secured by real estate	840	—	—	—	840	840
Total commercial loans	4,874	—	12,206	2,139	17,080	4,874
Retail Loans
Single family residential (6)	662	—	129	—	791	662
Consumer loans	—	—	—	—	—	—
Total retail loans	662	—	129	—	791	662
Totals nonaccrual loans	$20,217	$—	$13,608	$2,549	$33,825	$20,217
______________________________
(1) The ACL for nonaccrual loans is determined based on a discounted cash flow methodology unless the loan is considered collateral dependent. The ACL for collateral dependent loans is determined based on the estimated fair value of the underlying collateral.
(2) SBA loans that are collateralized by hotel/motel real property.
(3) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(4) SBA loans that are collateralized by real property other than hotel/motel real property.
(5) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(6) Single family residential includes home equity lines of credit, as well as second trust deeds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
PAST DUE STATUS

		Days Past Due
	Current	30-59	60-89	90+	Total
	(Dollars in thousands)
June 30, 2020
Investor loans secured by real estate
CRE non-owner-occupied	$2,780,620	$—	$—	$3,072	$2,783,692
Multifamily	5,222,439	3,118	—	—	5,225,557
Construction and land	354,729	895	—	1,802	357,426
SBA secured by real estate (1)	58,494	—	—	988	59,482
Total investor loans secured by real estate	8,416,282	4,013	—	5,862	8,426,157
Business loans secured by real estate (2)
CRE owner-occupied	2,162,842	1,062	319	5,931	2,170,154
Franchise real estate secured	364,647	—	—	—	364,647
SBA secured by real estate (3)	84,536	—	—	1,006	85,542
Total business loans secured by real estate	2,612,025	1,062	319	6,937	2,620,343
Commercial loans (4)
Commercial and industrial	2,041,675	796	3,116	5,726	2,051,313
Franchise non-real estate secured	515,313	—	—	8,442	523,755
SBA not secured by real estate	19,889	—	328	840	21,057
SBA PPP	1,128,780	—	—	—	1,128,780
Total commercial loans	3,705,657	796	3,444	15,008	3,724,905
Retail loans
Single family residential (5)	264,549	257	364	—	265,170
Consumer loans	46,183	120	6	—	46,309
Total retail loans	310,732	377	370	—	311,479
Total loans	$15,044,696	$6,248	$4,133	$27,807	$15,082,884
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(Dollars in thousands, except per share data)

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

For periods presented below, return on average tangible common equity is a non-GAAP financial measure derived from GAAP based amounts. We calculate this figure by excluding CDI amortization expense from net income and excluding the average CDI and average goodwill from the average stockholders' equity during the periods indicated. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	June 30,	March 31	June 30,
	2020	2020	2019
Net (loss) income	$(99,091)	$25,740	$38,527
Plus: CDI amortization expense	4,040	3,965	4,281
Less: CDI amortization expense tax adjustment	1,159	1,137	1,240
Net (loss) income for average tangible common equity	$(96,210)	$28,568	$41,568

Average stockholders' equity	$2,231,722	$2,037,126	$1,999,986
Less: average CDI	84,148	81,744	94,460
Less: average goodwill	838,725	808,322	808,778
Average tangible common equity	$1,308,849	$1,147,060	$1,096,748

Return on average equity	(17.76)%	5.05%	7.71%
Return on average tangible common equity	(29.40)%	9.96%	15.16%

Pre-provision net revenue is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the Pre-provision net revenue by excluding income tax, provision for credit losses, and merger related expenses from the net income. Management believes that the exclusion of such items from this financial measures provides useful information to gain an understanding of the operating results of our core business and a better comparison to the financial results of prior periods.

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
Interest income	$144,122	$123,789	$132,414
Interest expense	13,830	14,614	21,773
Net interest income	130,292	109,175	110,641
Noninterest income	6,898	14,475	6,324
Revenue	137,190	123,650	116,965
Noninterest expense	115,970	66,631	63,936
Add: merger-related expense	39,346	1,724	5
Pre-provision net revenue	$60,566	$58,743	$53,034

Average assets	$15,175,310	$11,591,336	$11,585,973

Pre-provision net revenue on average assets	1.60%	2.03%	1.83%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios.

	June 30,	March 31	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Total stockholders' equity	$2,654,647	$2,002,917	$2,012,594	$1,988,998	$1,984,456
Less: intangible assets	995,716	887,671	891,634	895,882	900,162
Tangible common equity	$1,658,931	$1,115,246	$1,120,960	$1,093,116	$1,084,294

Book value per share	$28.14	$33.40	$33.82	$33.50	$32.80
Less: intangible book value per share	10.55	14.80	14.98	15.09	14.88
Tangible book value per share	$17.58	$18.60	$18.84	$18.41	$17.92

Total assets	$20,517,074	$11,976,209	$11,776,012	$11,811,497	$11,783,781
Less: intangible assets	995,716	887,671	891,634	895,882	900,162
Tangible assets	$19,521,358	$11,088,538	$10,884,378	$10,915,615	$10,883,619

Tangible common equity ratio	8.50%	10.06%	10.30%	10.01%	9.96%

Core net interest income and core net interest margin are non-GAAP financial measures derived from GAAP-based amounts. We calculate core net interest income by excluding scheduled accretion income, accelerated accretion income, premium amortization on CD and nonrecurring nonaccrual interest paid from net interest income. The core net interest margin is calculated as the ratio of core net interest income to average interest-earning assets. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
Net interest income	$130,292	$109,175	$110,641
Less: scheduled accretion income	3,501	1,793	2,387
Less: accelerated accretion income	2,347	2,312	2,563
Less: premium amortization on CD	1,054	63	124
Less: nonrecurring nonaccrual interest paid	(142)	—	104
Core net interest income	$123,532	$105,007	$105,463

Average interest-earning assets	$13,831,914	$10,363,570	$10,363,988

Net interest margin	3.79%	4.24%	4.28%
Core net interest margin	3.59%	4.08%	4.08%